Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ALAMO GROUP INC.

ALAMO GROUP INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.
That at a meeting of the Board of Directors (the “Board of Directors”), the Board of Directors adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

Article SEVENTH of the Certificate of Incorporation is amended to read in its entirety as follows:

SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the By-laws of the Corporation, provided that any such adoption, amendment or repeal of Article II, Section 12 or Article IX of the By-laws, requires the affirmative vote of two-thirds (2/3) of the outstanding shares of the common stock of the Corporation.

2.
That thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for approval at their Annual Meeting held on May 5, 2016. The above proposed amendment to the Certificate of Incorporation was duly approved by the requisite vote of the stockholders of the Corporation at the Annual Meeting.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.	That this Certificate of Amendment shall be effective upon the filing hereof.

IN WITNESS WHEREOF, said ALAMO GROUP INC. has caused this Certificate to be signed by Edward T. Rizzuti, its Vice-President and General Counsel, this 10th day of May, 2016.

ALAMO GROUP INC.

By:	/s/ Edward Rizzuti
Edward Rizzuti
Vice-President & General Counsel